                                                                    Exhibit 99.2

Case Name: Payless Cashways                        Case No.:  01-42643-ABF

                               Monthly Operating Report Summary
                               --------------------------------
                          for Month of August (7-29-01 thru 8-25-01)
                          ------------------------------------------

REVENUE
-------
        Gross Income.........................................                                 $33,984,000
        Less Cost of Goods Sold (1)..........................                                 $42,183,000
               Materials.....................................$__________________
               Direct Labor..................................$__________________
               Overhead......................................$__________________
        Gross Profit.........................................                                 $(8,199,000)

OPERATING EXPENSES
------------------
        Owner/Officer - Draws/Salaries.....................  $   137,900
        Other Employee Salaries............................  $ 6,166,100
        Advertising and Marketing..........................  $   527,000
        Insurance/Benefits/Work Comp.......................  $   842,000
        Payroll Taxes......................................  $   544,000
        Lease and Rent.....................................  $   458,000
        Telephone and Utilities............................  $   639,000
        Attorney and Other Professional Fees...............  $    91,351
        UST Quarterly Fees.................................  $     -
        Other Expenses/Income (2).........................   $36,856,649
        Total Operating Expenses.................................................             $ 46,262,000
               Net Income (Loss).................................................             $(54,461,000)

CURRENT ASSETS
--------------
        Accounts Receivable at end of month......................................             $  8,148,749
        Increase (Decrease) in Accounts Receivable for month.....................             $    205,065
        Inventory at end of month................................................             $130,947,492
        Increase (Decrease) in Inventory for month...............................             $(10,760,452)
        Cash at end of month.....................................................             $  9,647,000
        Increase (Decrease) in Cash for month.....................................            $ (1,223,000)

LIABILITIES
-----------
        Increase (Decrease) in post-petition debt..................................           $ 14,917,000
        Increase (Decrease) in pre-petition debt....................................          $(10,517,000)
        Taxes payable:
               Federal Payroll Taxes.......................  $  1,505,821
               State Payroll Taxes.........................  $    128,374
               Local Payroll Taxes.........................  $      2,360
               State Sales Taxes...........................  $  2,612,888
               Real Estate and
                  Personal Property Taxes..................  $  1,739,583
               Other (describe)............................  $
        Total Taxes Payable...........................................................        $ 5,989,026
                                                                                               ==========

                Includes:

(1)     Increased by a special charge for closed stores - $15,000,000
(2)     Includes:
               Depreciation                          -  $1,178,000
               Interest                              -  $2,230,000
               Closed Store non-cash special charge - $ 31,700,000